Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Smith Micro Software, Inc. of our report dated March 22, 2023, relating to the consolidated financial statements of Smith Micro Software, Inc. and its subsidiaries, appearing in the Annual Report on Form 10-K of Smith Micro Software, Inc. for the year ended December 31, 2022.

/s/ SingerLewak LLP

Los Angeles, California
August 10, 2023